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                                   SBA [LOGO]

                                      NEWS

                              FOR IMMEDIATE RELEASE
                              ---------------------

                    SBA COMMUNICATIONS CORPORATION TO REDUCE
                              CAPITAL EXPENDITURES

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, FEBRUARY 6,
--------------------------------------------------------------------------------
2002
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SBA Communications Corporation announced today that it anticipates reducing capital expenditures for new tower development activities in 2002 and suspending any material new investment for additional towers.

SBA anticipates reducing the number of towers built or acquired in 2002 from 400
- 600 to 250 - 350. Under current capital markets conditions, the Company does not anticipate building or buying a material number of new towers beyond those it is currently contractually obligated to build or buy. The Company expects approximately 150 new towers to be built or acquired in the first quarter of 2002, and the remainder of its obligations to build or buy towers to be satisfied later in 2002. A portion of the Company's workforce will be reduced, and certain offices will be closed, substantially all of which were primarily dedicated to SBA's new tower development activities. The Company anticipates incurring a non-recurring charge in the first quarter of 2002 estimated to be between $30 million and $65 million for costs carried on the Company's balance sheet as new tower build and acquisition work-in-process, severance payments, office closings and other items. The amount of the charge will be determined primarily by the fair value of SBA's new tower backlog and work-in-process with respect to those towers it chooses not to build or buy.

As a result of these actions, SBA is adjusting its full year 2002 financial guidance as follows:

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
                                               Prior Guidance                 New Guidance
                                               --------------                 ------------
                                               ($ in millions except per share amounts)

        Site Leasing Revenues                    $145 to $160                 $145 to $160
        Services Revenues                        $135 to $155                 $120 to $155
        Total Revenues                           $280 to $315                 $265 to $315
        EBITDA /(1)/                              $86 to $100                  $82 to $100
        Depreciation & Amortization                $85 to $90                   $85 to $90
        Net Interest Expense                      $90 to $100                   $87 to $97
        Cash Interest Expense                      $61 to $67                   $58 to $66
        Net Loss Per Common Share              $2.00 to $2.20               $2.90 to $3.20
        Cash Capital Expenditures                $130 to $180                  $85 to $135

        /(1)/ Earnings before interest, taxes, depreciation, amortization, non-cash compensation and anticipated non-recurring charge

SBA reaffirms its revenue and EBITDA guidance for the fourth quarter of 2001 of $65 to $70 million and $18.5 to $20.5 million, respectively, and will be releasing its results for the fourth quarter of 2001 and full year 2001 on February 27, 2002. At December 31, 2001, SBA owned 3,734 towers, had net debt of $834 million and liquidity (cash plus full availability under its revolving line of credit) of approximately $200 million. At December 31, 2002 the Company expects to own approximately 4,000 to 4,100 towers and have net debt of $955 to $980 million. The Company expects to have liquidity (cash plus full availability under its revolving line of credit) of $85 to $110 million at year-end 2002 and to have positive free cash flow in early 2003.

"The high cost of new capital today, and the erosion of our shareholder value since the beginning of this year, has prompted us to reevaluate our current new tower development activities," commented Jeffrey A. Stoops, SBA's President and Chief Executive Officer. "Because it is discretionary, new tower development must constantly be reevaluated in terms of the cost of the investment, the magnitude and risks of the anticipated returns and our cost of new capital. While the first two elements remain very attractive today, our cost of new capital has increased dramatically since the beginning of this year and in our opinion new capital is not currently available on attractive terms. While we have the capital to complete our prior plan of 400 - 600 towers in 2002, we believe that reducing our new tower development activities and conserving our capital is in the best interests of our company and our shareholders today. Our decision is helped by our belief that new tower development, while attractive long-term under appropriate market conditions, is not necessary to our ability to grow revenues and cash flows, satisfy our obligations and provide good returns to our shareholders.

"We anticipate finishing the builds or buys we are contractually obligated to complete. Beyond that, at our current cost of capital, we intend to forego indefinitely any material new investment in additional towers. As a result of these actions, we expect to reduce cash interest expense and improve our liquidity cushion until we reach positive free cash flow, which we expect to achieve in early 2003. With these actions we believe that positive free cash flow will be greater in 2003 than it otherwise would have been, particularly since we would be at or close to positive free cash flow today without new tower development. At this time, positive free cash flow and our balance sheet are our primary focus. We believe that by executing on this focus we will over time improve our cost of new capital and improve shareholder value. We undertake these actions with confidence in the continued performance of our core business of leasing space on our existing towers and our services business. Our business plan is working, and we continue to see good demand for our tower space and services. We expect continued strong EBITDA growth for the foreseeable future, but it is anticipated to come from organic lease-up of our existing assets, our services business and cost reductions, and not from spending material amounts of capital for additional towers.

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"These actions are not expected to impact site leasing revenues in 2002. We may incur some adverse impact on our services revenues and services margin, particularly with respect to installations of anchor tenant equipment. Any impact may or may not be offset by new services business, the prospects for which continue to look good. EBITDA guidance, however, has not changed materially because of the anticipated cost reductions to be gained through our plan. We look forward to discussing this decision in more detail on our Fourth Quarter 2001 earnings conference call to be held on February 28, 2002."

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenues from two primary businesses - site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Capital Markets, at (561) 995-7670.


                Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (1) the estimate on the number of towers that will be built or acquired in 2002, (2) the amount of the non-recurring charge that will be taken in connection with the capital expenditure reduction plan, (3) the amount of towers, debt and liquidity that the Company will have at December 31, 2002, (4) the impact of the capital expenditure reduction plan on the Company's future financial performance, its liquidity and free cash flow position, and (5) the Company's ability to be a strong EBITDA growth company. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on April 2, 2001. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. First, with respect to statements regarding the Company's liquidity, such factors include, but are not limited to,
(1) the amount of the 1st quarter non-recurring charge and (2) the Company's ability to continue to comply with covenants and the terms of its senior secured facility. Second, with respect to statements regarding the estimated amount of the non-recurring charge, such factors include, but are not limited to, the Company's ability to maximize the value of its new tower backlog and work-in-process. Finally, with respect to statements regarding the Company's future financial performance, including its 2002 financial guidance, such factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (2) the Company's ability to secure as many site leasing tenants as planned; (3) the Company's ability to expand its site leasing business and maintain or expand its services business; (4) the Company's ability to complete construction of new towers that it will construct on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (5) the Company's ability to retain current lessees on newly acquired towers; (6) the Company's ability to realize economies of scale for acquired towers; (7) the continued dependence on towers and outsourced site development services by the wireless communications industry; and (11) the Company's ability to continue to comply with covenants and the terms of its senior secured facility. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.